Exhibit 10.3

EMPLOYMENT AGREEMENT

(Effective March 2, 2015)

Comstock Resources, Inc. (the “Company”), a Nevada corporation with its principal offices in Frisco, Texas, and Mack D. Good (“Employee”) hereby agree as follows:

1.Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to render his exclusive service to the Company, in his current capacity of Chief Operating Officer of the Company, with such duties as may be assigned to him from time to time by the Board of Directors.

2.Term of Agreement.  This Agreement is effective commencing on March 2, 2015 (the “Effective Date”).  This Agreement shall, as of its first anniversary of the Effective Date, and on each annual anniversary thereof, be extended automatically, without further action by the Employee or the Company, for an additional one (1) year, so that there shall, as of March 1 of each year, be three (3) years remaining in the term of this Agreement (the "Employment Period"), subject to earlier termination as hereinafter provided.

3.Place of Employment.  Unless otherwise agreed by the Company and the Employee, throughout the term of this Agreement, the Employee's business office shall be located in Frisco, Texas.

4.Base Compensation.  The Employee shall be compensated by the Company at a base salary of $31,250.00 per month, payable semimonthly on the fifteenth and final days of each month during the period of the Employee's employment under this Agreement, subject to such increases and additional payments as may be determined from time to time by the Board of Directors of the Company in its sole discretion.  The Employee shall also be entitled to participate in the Company’s Annual Incentive Compensation Plan and Long-term Incentive Plan.  Such compensation shall be in addition to any group insurance, pension, profit sharing, or other employee benefits, which are extended from time to time to the Employee in the discretion of the Board of Directors of the Company and for which the Employee is eligible.  Subject to such rules and procedures as are from time to time specified by the Company, the Company shall also reimburse the Employee for all reasonable expenses incurred by him on behalf of the Company.

5.Performance of Services.  The Employee shall devote his full working time to the business of the Company.  The Employee shall be excused from performing any services for the Company hereunder during periods of temporary incapacity and during vacations conforming to the Company's standard vacation policy, without thereby in any way affecting the compensation to which he is entitled hereunder.

6.Continuing Obligations.  In order to induce the Company to enter into this Agreement, the Employee hereby agrees that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment hereunder, shall be deemed to be confidential and proprietary to the Company and the Employee further agrees to retain in confidence any confidential information known to him concerning the Company and it's subsidiaries and their respective businesses so long as such information is not publicly disclosed.  In the event of a breach or threatened breach by the Employee of the provisions of this paragraph 6, the Company shall, in addition to any other available remedies, be entitled to an injunction restraining the Employee from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.

7.Property of Company.  All data, drawings, and other records and written material prepared or compiled by the Employee or furnished to the Employee while in the employ of the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records, or copies thereof, shall be retained by the Employee upon termination of his employment.  Notwithstanding the foregoing, the Employee shall be under no obligation to return public information.

8.Surviving Provisions.  The provisions of paragraphs 6 and 7 of this Agreement shall continue to be binding upon the Employee in accordance with their terms, notwithstanding termination of the Employee's employment hereunder for any reason.

9.Death or Disability.  The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period.  If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment.  In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties.  For purposes of this Agreement, "Disability" shall mean a mental or physical condition as a result of accident, sickness or other circumstance which create an impairment (despite reasonable accommodation), as determined by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative, that renders Employee mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 150 consecutive business days.

10.Termination for Good Reason.  The Employee's employment may be terminated by the Employee for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean:

(a)

the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by paragraph 1. of this Agreement;

(b)	any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement;
(c)	any failure by the Company to comply with and satisfy paragraph 20(a) of this Agreement,
(d)	the Company's requiring the Employee to reside in or be based at any office or location other than as provided in paragraph 3 of this Agreement, or
(e)	following a Change in Control, the Company's requiring the Employee to travel on Company business to a substantially greater extent than during any period prior to the Change in Control.

Any good faith determination of "Good Reason" made by the Employee shall be conclusive.

11.Termination for Cause.  It is agreed and understood that the Company cannot terminate the employment of the Employee under this Agreement except for Cause, which shall mean:

(a)

Should the Employee for reasons other than illness or injury absent himself from his duties without the consent of the Company (which consent shall not be unreasonably withheld) for more than twenty (20) consecutive days;

(b)	Should the Employee be convicted of a felony involving moral turpitude;
(c)

Should the Employee during the period of his employment by the Company engage in any activity that would in the opinion of the Board of Directors of the Company constitute a material conflict of interest with the Company;  provided that termination for Cause based on this subparagraph (c) shall not be effective unless the Employee shall have received written notice from the Board of Directors of the Company of such activity (which notice shall also include a demand for the Employee to cease the activity giving rise to the conflict of interest) fifteen (15) days prior to his termination and the Employee has failed after receipt of such notice to cease all activities creating the conflict of interest;  or

(d)

Should the Employee be negligent in the performance of his duties hereunder, or materially in breach of his duties and obligations under this Agreement;  provided that termination for Cause based on this subparagraph (d) shall not be effective unless the Employee shall have received written notice from the Board of Directors of the Company (which notice shall include a description of the reasons and circumstances giving rise to such notice) fifteen (15) days prior to his termination and the Employee has failed after receipt of such notice to satisfactorily discharge the performance of his duties hereunder or to comply with the terms of this Agreement, as the case may be.

The Company may terminate the Employee's employment for Cause under this Agreement without advance notice, except as otherwise specifically provided for in subparagraphs (c) and (d) above.  Termination shall not affect any of the Company's other rights and remedies.

12.Obligations of the Company upon Separation from Service.

(a)

Good Reason or Involuntary Termination Other Than for Cause.  If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause or the Employee shall terminate employment for Good Reason, the Company shall pay to the Employee the aggregate of the following amounts, subject to the provisions of paragraph 16 hereof:

(1)

in a lump sum in cash within 30 days after the date of termination, (A) the Employee's annual base salary through the date of termination to the extent not theretofore paid, (B) the product of the annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Employee was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period (the “Fiscal Year Bonus”), if any, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, and (C) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations");  and

(2)

in a lump sum in cash within 30 days after the date of termination, (A) an amount equal to 1.5 times the sum of the Employee's annual base salary and the Fiscal Year Bonus; and (B) an amount equal to the total cost of COBRA continuation coverage for eighteen (18) months under the Company’s group medical and dental plan for benefits equal to those which would have been provided to them in accordance with the plans if the Employee's employment had not been terminated. In addition, the Company shall also pay to the Employee an amount equal to the aggregate of the federal income and employment taxes that the Employee pays on such payment described in (B), together with an additional amount equal to the federal income and employment taxes imposed on the Employee due to such tax gross-up bonus.  The Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life.

(b)

Death.  If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, the Company shall pay to the Employee’s legal representatives the sum of (1) the Accrued Obligations, and (2) an amount equal to six months’ annualized total compensation.  Such amounts shall be paid in a lump sum in cash within 30 days of the date of termination.

(c)

Disability.  If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than for payment of Accrued Obligations.  Subject to paragraph 16 hereof, Accrued Obligations shall be paid to the Employee at the times set forth in sub-paragraph (a)(1) above.  In addition, the Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life.

(d)

Cause or Voluntary Termination Other than for Good Reason.  If the Employee's employment shall be terminated for Cause during the Employment Period, or if the Employee voluntarily terminates his employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee his annual base salary through the date of termination (in a lump sum in cash within 30 days of the date of termination) and the amount of any compensation previously deferred by the Employee.

13.Change in Control.  For the purposes of this Agreement, a "Change in Control" shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), the happening of any of the events described in subparagraphs (a) through (d) below:

(a)

any one Person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(b)

any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; or

(c)

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d)

any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to more than 50% of all of the assets of the Company immediately prior to such acquisition or acquisitions.

provided, however, that there is no Change in Control under paragraph 13(d) hereof when there is a transfer of assets to (i) a shareholder of the Company immediately before the transfer; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or (iv) an entity, at least 50% of the total value or voting  power of which is owned, directly or indirectly, by a person described in (iii) hereof.

14.Termination of Employment Following a Change in Control.  Following a Change in Control, if the Employee’s employment is terminated for any reason other than Cause, death or Disability, or if the Employee voluntarily terminates his employment either within a period of six (6) months following the Change in Control or for Good Reason, then the Company shall pay to the Employee (a) the amounts set forth in sub-paragraph 12(a)(1) (in accordance with the terms of paragraph 12(a)(1)), (b) an amount equal to 2.99 times the sum of the Employee's annual base salary and the highest annual bonus paid to the Employee during his tenure with the Company; and (c) an amount equal to the total cost of COBRA continuation coverage for eighteen (18) months under the Company’s group medical and dental plan for benefits equal to those which would have been provided to them in accordance with the plans if the Employee's employment had not been terminated  In addition, the Company shall pay to the Employee an amount equal to the aggregate of the federal income and employment taxes that the Employee pays on such payment described in (c) hereof, together with an additional amount equal to the federal income and employment taxes imposed on the Employee due to such tax gross-up bonus.  On the date that is six months and one day following the date of termination, the Company shall assign to the Employee ownership of any life insurance policies owned by the Company insuring the Employee's life.  The provisions of this paragraph 14 are subject to the provisions of paragraph 16.

15.Excise Tax.

(a)

If any payment or distribution by the Company and/or any Affiliate of the Company to or for the Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits payable or provided under this Agreement (or other Payments as described below) shall be reduced if, and only to the extent that, such reduction will allow the Employee to receive a greater Net After Tax Amount (as defined below) than he would receive absent such reduction.

(b)

The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Employee.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Employee’s total Parachute Payments.

(c)

The Accounting Firm will next determine the largest amount of Payments that may be made to the Employee without subjecting the Employee to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)

The Employee then will receive the total Parachute Payments or the Capped Payments or such other amount less than the total Parachute Payments, whichever provides the Employee with the higher Net After Tax Amount.  If the Employee will receive the Capped Payments or some other amount lesser than the total Parachute Payments, the Accounting Firm will determine which Payments will be reduced so as to achieve the principle set forth in this Section 15.  For purposes of making the calculations required by this Section 15, the Accounting Firm may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.  The Accounting Firm will notify the Employee and the Company if it determines that the

Parachute Payments must be reduced and will send the Employee and the Company a copy of its detailed calculations supporting that determination.
(e)

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 15, it is possible that amounts will have been paid or distributed to the Employee that should not have been paid or distributed under this Section 15 (“Overpayments”), or that additional amounts should be paid or distributed to the Employee under this Section 15 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a debt ab initio that the Employee must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no debt will be deemed to have been incurred by the Employee and no amount will be payable by the Employee to the Company unless, and then only to the extent that, the deemed debt and payment would either reduce the amount on which the Employee is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Employee and the Company of that determination and the amount of that Underpayment will be paid to the Employee by the Company promptly (and no later than thirty (30) days) after the final determination of the Underpayment, which is when the Employee’s legally binding right to such Underpayment first arises.

(f)	For purposes of this Section 15, the following terms shall have their respective meanings:
(1)	“Accounting Firm” means the• independent accounting firm engaged by the Company in the Company’s sole discretion.
(2)

“Net After Tax Amount” means the amount of any Parachute Payments, Capped Payments or other payments described in this Section 15, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Employee on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(3)	“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
(g)

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five (5) business days after receipt from the Employee of a statement therefore and reasonable evidence of the Employee’s payment thereof but in no event later than the end of the year immediately following the year in which the Employee incurs such reimbursable fees and expenses.

(h)

The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(i)

The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee.  The Employee, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

16.Compliance with Section 409A of the Internal Revenue Code.  This Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Company, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of, Section 409A of the Code.  The following provisions of this paragraph 16 shall apply notwithstanding any contrary provision of paragraphs 12 or 14 of this Agreement:

(a)

Separation from Service.  For purposes of this Agreement, all references to “termination of employment” shall mean a Separation from Service.  Separation from Service means a termination of employment in accordance with the Company’s policies and procedures; provided, however, that the Company and the Employee reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the Employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(b)	Specified Employee. If, upon termination of employment, the Employee is a “specified Employee” (as such term is defined and determined under Section 409A(a)(2)(B)(i):
(1)

any compensation required to be paid (in cash or by delivery of life insurance policies) to the Employee pursuant to sub-paragraphs 12(a)(1)(B) and (C) and 12(c) will be deferred and paid to the Employee on the first business day after the six-month anniversary of his termination of employment, and all cash amounts which are required to be deferred shall be credited with interest at the short-term applicable federal rate in effect at the date of termination of employment; and

(2)

if the Employee’s termination of employment follows a Change in Control, any cash payment required to be paid to the Employee pursuant to sub-paragraphs 12(a)(1)(B) and (C) and paragraph 14 (other than sub-paragraph (a) thereof) will, instead of being paid to the Employee, be paid by the Company to a national bank as trustee of a grantor (“rabbi”) trust (the “Trust”) for the benefit of the Employee (on the same schedule as specified in such paragraphs for payments made directly to the Employee) and invested in U.S. Treasury securities.  Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed (less applicable deductions and withholdings) by the trustee to the Employee on the first business day after the six month anniversary of the Employee’s termination of employment.

17.Payment of Certain Costs of the Employee.  If a dispute arises regarding the interpretation or enforcement of this Agreement, all legal fees and expenses incurred by the Employee in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company, to the extent permitted by law.  The Company further agrees to pay prejudgment interest on any money judgment obtained by the Employee calculated at the JPMorgan Chase Bank N.A. prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.  All such expenses and interest shall be reimbursed or paid by the end of the calendar year following the calendar year in which the Employee incurs such expense.

18.Indemnification; Directors and Officers Insurance.  The Company shall (a) during the Employment Period and thereafter without limitation of time, indemnify and advance expenses to the Employee to the fullest extent permitted by the laws of the State of Nevada from time to time in effect and (b) during the Employment Period, acquire and maintain directors and offices liability insurance covering the Employee (and to the extent the Company desires, other directors and officers of the Company and its affiliated companies) to the extent it is available at commercially reasonable rates as determined by the Board;  provided, however, that in no event shall the Employee be entitled to indemnification or advancement of expenses under this paragraph 18 with respect to any proceeding, or matter therein, brought or made by the Employee against the Company other than one initiated by the Employee to enforce the Employee's advancement of expenses as provided in this paragraph 18 shall not be deemed exclusive of any other rights to which the Employee may at any time be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders, a resolution of the Board, or otherwise.  The provisions of this paragraph 18 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason, including, without limitation, the Employee's voluntary termination.  In furtherance thereof, and not by way of limitation, the Company shall reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee in connection with the Employee's obtaining and enforcing any right or benefit provided by this Agreement.  The reimbursement of such legal fees and expenses shall be made within 30 days after the Employee's request for payment accompanied by evidence of the fees and expenses incurred.  For a period of ten (10) years after the termination, for any reason, of the Employee's employment with the Company, the Company shall indemnify, hold harmless and defend the Employee, to the fullest extent permitted by applicable law, from and against any loss, cost or expense related to or arising out of any action or claim with respect to (i) the Company or its affiliated companies or (11) any action taken or omitted by the Employee (INCLUDING, BUT NOT LIMITED TO, MATTERS THAT CONSTITUTE NEGLIGENCE OF THE EMPLOYEE) for

or on behalf of the Company or its affiliated companies, whether, in either case, such action or claim, or the facts and circumstances giving rise thereto, occurred or accrued before or after such termination of employment.

19.Waiver and Release of Claims.  As a condition to Employee’s right to receive payments as specified in paragraphs 12, 14 or 15, Employee, or Employee’s legal representative, as the case may be, must execute and deliver to the Company a waiver and release, in a form acceptable to the Company (in its reasonable discretion), of all claims he has, or may have, known or unknown, against the Company, its officers, employees, owners, directors, affiliates, representatives, shareholders, investors, and agents, which arise or relate to his employment, separation therefrom or any other matter through the date of Employee’s (or Employee’s legal representative’s) signature on such waiver and release; provided, however, that such release will not release any claims regarding any payments owed to Employee pursuant to this Agreement or any employee benefit plan in which Employee has vested accrued benefits.  The form of such release will be provided to Employee  (or Employee’s legal representative) as soon as practical after his termination of employment, but in any event in sufficient time so that the Employee (or Employee’s legal representative)  will have adequate time to consider the release as required by applicable law.  The form of release shall not become effective until 7 days after it is executed.  The date by which payment is to be made under paragraphs 12, 14 or 15 may be extended to a maximum of 90 days in order to accommodate the consideration and revocation periods.  Notwithstanding the foregoing, if Employee does not execute and return the form of release to the Company within 60 days of his termination of employment, and regardless of the reason for the delay, all amounts otherwise payable to Employee shall be forfeited and the Employee (or his estate, as the case may be)  shall not be entitled to any payments under this Agreement.

20.Mitigation.  The Employee is not required to mitigate the amount of any payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise.

21.Successors.

(a)

Except as may otherwise be provided under any other written agreement between the Company and the Employee with respect to the terms of the Employee's employment in the event of a Change in Control of the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 20 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

22.No Inconsistent Obligations.  The Employee represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement.

23.Modification.  This Agreement shall be in addition to all previous agreements, written or oral, relating to the Employee's employment by the Company, and shall not be changed orally, but only by a written instrument to which the Company and the Employee are both parties.

24.Binding Effect.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

25.Bankruptcy.  Notwithstanding anything in this Agreement to the contrary, the insolvency or adjudication of bankruptcy of the Company, whether voluntary or involuntary, shall terminate this Agreement and the rights and obligations of Company and the Employee hereunder shall be of no further force or effect.

26.Law Governing.  This Agreement made, accepted and delivered in Collin County, Texas, is performable in Collin County, Texas, and it shall be construed and enforced according to the laws of the State of Texas.  Venue shall lie in Collin County, Texas for the purpose of resolving and enforcing any dispute which may arise under this Agreement and the parties agree that they will submit themselves to the jurisdiction of the competent State or Federal Court situated in Collin County, Texas.

27.Invalid Provision.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be impaired thereby.

28.Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Mr. Mack D. Good

4609 Post Oak Drive

Frisco, TX  75034

If to the Company:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas  75034

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

***Signatures on Following Page***

EXECUTED this 24th day of February, 2015, to be effective the 2nd day of March, 2015.

COMSTOCK RESOURCES, INC.

By:	/s/ M. Jay Allison
M. Jay Allison
Chief Executive Officer

EMPLOYEE:

By:	/s/ Mack D. Good
Mack D. Good